Exhibit 10.2

VACCINEX, INC.

2001 EMPLOYEE EQUITY PLAN

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SECTION 13 SECURITIES REGISTRATION AND RESTRICTIONS		8

13.1.	Investment Representation	8
13.2.	Registration or Qualification of Shares	8
SECTION 14 LIFE OF PLAN		8

SECTION 15 ADJUSTMENT		8

15.1.	Adjustment	8
15.2.	Fractional Shares	9
SECTION 16 AMENDMENT OR TERMINATION		9

SECTION 17 MISCELLANEOUS		9

17.1.	Company Right to Redeem Options	9
17.2.	Shareholder Rights	10
17.3.	No Contract of Employment	10
17.4.	Shareholder Agreement	10
17.5.	Withholding	10
17.6.	Information Obligation	10
17.7.	Application of Proceed	10
17.8.	Liability of Company	10
17.9.	Construction	11
17.10.	Rule 16b-3	11
17.11.	Loans	11
17.12.	Provision for Income Taxes	11

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SECTION 1

PURPOSE

The purpose of this Plan is to promote the interests of Vaccinex and its related companies by providing for the grant of Options and Stock Appreciation Rights and for Stock Grants to Key Employees and Directors in order (a) to encourage a sense of proprietorship on the part of Key Employees and Directors who will be largely responsible for the continued growth of Vaccinex, (b) to furnish such Key Employees and Directors with further incentive to develop and promote the business and financial success of Vaccinex, and (c) to induce such Key Employees and Directors to continue in the service of Vaccinex, by providing a means by which such selected individuals may purchase stock in Vaccinex.

SECTION 2

DEFINITIONS

Each term set forth in this Section 2 has the meaning set forth opposite such term for purposes of this Plan and, for purposes of such definitions, the singular includes the plural and the plural includes the singular.

2.1. “Affiliate” — means any organization (other than a Subsidiary) that would be treated as under common control with Vaccinex under § 414(c) of the Code if “50 percent” were substituted for “80 percent” in the income tax regulations under § 414(c) of the Code.

2.2. “Board” — means the Board of Directors of Vaccinex.

2.3. “Code” — means the Internal Revenue Code of 1986, as amended.

2.4. “Committee” — means a committee of the Board (whether an Executive Committee, Compensation Committee, Stock Option Committee or other committee designated by the Board) appointed to administer this Plan, each member of which shall be appointed by and shall serve at the pleasure of the Board; provided that if Vaccinex becomes subject to Rule 16 of the 1934 Act and a publicly held corporation (as defined in § 162(m) of the Code), such committee thereafter shall have at least 2 members, each of whom shall come within the definition of “non-employee director” under Rule 16b-3 and “outside director” under § 162(m) of the Code.

2.5. “Director” — means any member of the Board who is not an employee of Vaccinex or a Parent or Subsidiary.

2.6. “Fair Market Value” — means as of any date (a) the price that the Committee acting in good faith determines through any reasonable valuation method that a share of Stock might change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of the relevant facts; provided, however, if the Stock is publicly traded on such date, “Fair Market Value” means (b) the closing price on such date for a share of Stock as reported by The Wall Street Journal under the quotation system under which such closing price is reported or, if The Wall Street Journal does not report such closing price, such closing price as reported by a newspaper or trade journal selected by the Committee or, if no such closing price is available on such date, (c) such closing price as so reported in accordance with Section 2.6(b) for the immediately preceding business day or, if no newspaper or trade journal reports such closing price or if no such price quotation is available, (d) the price as determined in accordance with Section 2.6(a).

2.7. “ISO” — means an option granted under this Plan to purchase Stock that is intended to satisfy the requirements of § 422 of the Code.

2.8. “Key Employee” — means an employee of Vaccinex or any Parent, Subsidiary or Affiliate, or a non-employee consultant or advisor retained by Vaccinex or any Parent, Subsidiary or Affiliate, designated by the Committee who, in the judgment of the Committee acting in its absolute discretion, is a key directly or indirectly to the success of Vaccinex.

2.9. “1933 Act” — means the Securities Act of 1933, as amended.

2.10. “NQO” — means an option granted under this Plan to purchase Stock that by its terms provides that it will not be treated as an incentive stock option under § 422 of the Code or that fails to satisfy the requirements of § 422 of the Code.

2.11. “Option” — means an ISO or a NQO.

2.12. “Option Agreement” — means the written agreement or instrument that sets forth the terms of an Option granted to a Key Employee or Director under this Plan.

2.13. “Option Price” — means the price payable to purchase one share of Stock upon the exercise of an Option granted under this Plan.

2.14. “Parent” — means any corporation that is a parent corporation (within the meaning of § 424(e) of the Code) of Vaccinex.

2.15. “Plan” — means this Vaccinex, Inc. 2001 Employee Equity Plan, as amended from time to time.

2.16. “SAR Value” — means the value assigned by the Committee to a share of Stock in connection with the grant of a Stock Appreciation Right under Section 10.

2.17. “Stock” — means the $ 0.0001 par value Common Stock of Vaccinex.

2.18. “Stock Appreciation Right” — means a right to receive the appreciation in a share of Stock which is granted under Section 10.

2.19. “Stock Appreciation Right Certificate” — means the written certificate which sets forth the terms and conditions of a Stock Appreciation Right which is not granted to a Key Employee as part of an Option.

2.20. “Stock Grant” — means Stock granted under Section 11.

2.21. “Stock Grant Certificate” — means the written agreement which sets forth the terms and conditions of a Stock Grant.

2.22. “Subsidiary” — means any corporation that is a subsidiary corporation (within the meaning of § 424(f) of the Code) of Vaccinex.

2.23. “Ten Percent Shareholder” — means a person who owns (after taking into account the attribution rules of § 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of any of Vaccinex, a Parent or a Subsidiary.

2.24. “Vaccinex” — means Vaccinex, Inc. a Delaware corporation, and any successor to such corporation.

SECTION 3

SHARES RESERVED UNDER PLAN

There shall (subject to Section 15) be 2 million (2,000,000) shares of Stock reserved for use under this Plan, and no more than such number of shares shall (subject to Section 15) be issued in connection with the exercise of ISOs. Such shares of Stock shall be reserved to the extent that Vaccinex deems appropriate from authorized but unissued shares of Stock and from shares of Stock that have been reacquired by Vaccinex. Any shares of Stock subject to an Option or Stock Grant that remain unissued after the cancellation, expiration or exchange of such Option or Stock Grant for another Option or Stock Grant or which are forfeited after issuance and any shares of Stock subject to issuance under a Stock Appreciation Right which remain unissued after the cancellation or expiration of such Stock Appreciation Right thereafter shall again become available for issuance under this Plan, but any shares of Stock used to satisfy a withholding obligation shall not again be available for use under this Plan. Finally, if the

Option Price under an Option is paid in whole or in part in shares of Stock or if shares of Stock are tendered to Vaccinex in satisfaction of any condition to a Stock Grant, such shares thereafter shall become available for issuance under this Plan and shall be treated the same as any other shares available for issuance under this Plan.

SECTION 4

EFFECTIVE DATE

The effective date of this Plan shall be the date the Plan is adopted by the Board, provided Vaccinex’s shareholders (acting at a duly called meeting of such shareholders) approve the establishment of this Plan within 12 months before or after such effective date. Any Option or Stock Appreciation Right granted or Stock Grant made before such shareholder approval automatically shall be granted subject to such approval. If there is no such approval by the shareholders of Vaccinex, the grant of any Options under this Plan shall be null and void.

SECTION 5

ADMINISTRATION

This Plan shall be administered by the Committee. If at any time the Board shall have not appointed a Committee to administer the Plan, the Board shall administer the Plan (and any reference in the Plan to the Committee shall mean a reference to the Board.) The Committee, acting in its absolute discretion, shall exercise such powers and take such action as expressly called for under this Plan and, further, the Committee shall have the power to interpret this Plan, and the respective Option Agreements, Stock Grant Certificates, Stock Appreciation Right Certificates, and other documents entered into under this Plan, and to take such other action in the administration and operation of this Plan as the Committee deems equitable under the circumstances, which action shall be final and binding on Vaccinex, on each affected Key Employee and Director and on each other person directly or indirectly affected by such action.

SECTION 6

ELIGIBILITY AND GRANT CAPS

Key Employees and Directors shall be eligible for the grant of NQ0s or Stock Appreciation Rights or Stock Grants under this Plan. Only Key Employees who are current employees of Vaccinex or a Parent or Subsidiary shall be eligible for the grant of ISOs under this Plan. If Vaccinex becomes a publicly held corporation (as defined in § 162(m) of the Code), no Key Employee in any calendar year thereafter who is a covered employee for purposes of § 162(m) of the Code shall be granted an Option to purchase (subject to § 15) more than 1 million shares of Stock or a Stock Appreciation Right based on the appreciation with respect to (subject to § 15) more than 1 million shares of Stock.

SECTION 7

GRANT OF OPTIONS

7.1. Grant. The Committee acting in its absolute discretion shall have the right to grant Options to Key Employees and Directors under this Plan from time to time to purchase shares of Stock and, further, shall have the right to grant new Options in exchange for the cancellation of outstanding Options that have a higher or lower Option Price. Each grant of an Option shall be evidenced by an Option Agreement, and each Option Agreement shall

(a)	specify whether the Option is an ISO or NQO, and

(b)	set forth such other terms and conditions as the Committee acting in its absolute discretion deems consistent with the terms of this Plan, including (without limitation) a limitation on the number of shares subject to the Option which first become exercisable during any particular period.

If the Committee grants an ISO and a NQO to a Key Employee on the same date, the right of the Key Employee to exercise the ISO shall not be conditioned on his or her failure to exercise the NQO.

7.2. $100,000 Limit. No Option shall be treated as an ISO to the extent that the aggregate Fair Market Value of the shares of Stock subject to the Option (determined as of the date of grant of the Option) and any other incentive stock options granted to a Key Employee under this Plan and under any other stock option plan adopted by Vaccinex, a Parent or a Subsidiary that first become exercisable in any calendar year exceeds $100,000 or such other dollar limit as is specified by § 422(d) of the Code. The Committee shall interpret and administer the limitation set forth in this Section 7.2 in accordance with § 422(d) of the Code, and the Committee shall treat this Section 7.2 as in effect only for those periods for which § 422(d) of the Code is in effect.

SECTION 8

OPTION PRICE

The Option Price for each share of Stock subject to an ISO shall be set by the Committee at the time the Option is granted, but such price shall not be set at less than the Fair Market Value of a share of Stock on the date the ISO is granted or, if the ISO is granted to a Key Employee who is a Ten Percent Shareholder, the Option Price for each share of Stock subject to such ISO shall be no less than 110% of the Fair Market Value of a share of Stock on the date the ISO is granted. The Option Price for each share of Stock subject to a NQO may be less than the Fair Market Value of a share of Stock on the date the NQO is granted but shall under no circumstances be less than adequate consideration (as determined by the Committee) for such a share. The Option Price shall be payable in full upon the exercise of any Option, and an Option Agreement at the discretion of the Committee may provide for the payment of the Option Price either in cash or in Stock held by the Key Employee or Director or in any combination of cash and such Stock. If an Option Agreement allows the payment of the Option Price in whole or in part in Stock, such payment shall be made in Stock acceptable to the Committee which the Key Employee or Director has held for at least six months. Any payment made in Stock shall be treated as equal to the Fair Market Value of such Stock as of the date the properly endorsed certificate for such Stock is delivered to the Committee.

SECTION 9

EXERCISE PERIOD

Each Option granted under this Plan shall be exercisable in whole or in part at such time or times as set forth in the related Option Agreement, but no Option Agreement shall make an Option exercisable on or after the earlier of

(a)	the date that is the fifth anniversary of the date the Option is granted, if the Option is an ISO and the Key Employee is a Ten Percent Shareholder on the date the Option is granted, or

(b)	the date that is the tenth anniversary of the date the Option is granted, if the Option is a NQO or if the Option is an ISO and is granted to a Key Employee who is not a Ten Percent Shareholder on the date the Option is granted.

The Committee may (but shall not be obligated to) provide in an Option Agreement for the automatic acceleration of the vesting, in whole or in part, of an Option upon the occurrence of certain events, such as a merger or sale of Vaccinex.

An Option Agreement may provide for the exercise of an Option after the employment of a Key Employee or the service of a Director has terminated for any reason whatsoever, including death or disability; provided, however, to the extent an ISO remains or becomes exercisable on or after the last day of the three-consecutive-month period that immediately follows the last day of a Key Employee’s continuous period of employment by Vaccinex, a Parent or a Subsidiary (other than as a result of death or total and permanent disability (within the meaning of § 22(e)(3) of the Code)), the Option after such date no longer will qualify for any special income tax benefits under § 422 of the Code. If a Key Employee terminates employment due to total and permanent disability, then to the extent an ISO remains or becomes exercisable on or after the last day of the one-year period that immediately follows the last day of the Key Employee’s continuous period of employment by Vaccinex, a Parent or a Subsidiary, the Option after such date no longer will qualify for any special income tax benefits under § 422 of the Code. For purposes of this § 9 in the case of an ISO, an employment relationship will be treated as continuing during the period while a Key Employee is on military duty, sick leave or other bona fide leave of absence (as determined by the Committee) if the period of such leave does not exceed ninety days, or, if longer, so long as a statute or contract guarantees the Key Employee’s right to re-employment with Vaccinex, a Parent or a Subsidiary.

SECTION 10

STOCK APPRECIATION RIGHTS

The Committee acting in its absolute discretion shall have the right to grant Stock Appreciation Rights to Key Employees or Directors under this Plan from time to time, and each Stock Appreciation Right grant shall be evidenced by a Stock Appreciation Right Certificate or, if such Stock Appreciation Right is granted as part of an Option, shall be evidenced by the Option Agreement for the related Option.

(a)	Terms and Conditions.

(i) Stock Appreciation Right Certificate. If a Stock Appreciation Right is evidenced by a Stock Appreciation Right Certificate, such certificate shall set forth the number of shares of Stock on which the Key Employee’s or Director’s right to appreciation shall be based and the SAR Value of each share of Stock. Such SAR Value shall be no less than the Fair Market Value of a share of Stock on the date that the Stock Appreciation Right is granted. The Stock Appreciation Right Certificate shall set forth such other terms and conditions for the exercise of the Stock Appreciation Right as the Committee deems appropriate under the circumstances, but no Stock Appreciation Right Certificate shall make a Stock Appreciation Right exercisable on or after the date which is the tenth anniversary of the date such Stock Appreciation Right is granted.

(ii) Option Agreement. If a Stock Appreciation Right is evidenced by an Option Agreement, the number of shares of Stock on which the Key Employee’s or Director’s right to appreciation shall be based shall be the same as the number of shares of Stock subject to the related Option and the SAR Value for each such share of Stock shall be no less than the Option Price under the related Option. Each such Option Agreement shall provide that the exercise of the Stock Appreciation Right with respect to any share of Stock shall cancel the Key Employee’s or Director’s right to exercise his or her Option with respect to such share and, conversely, that the exercise of the Option with respect to any share of Stock shall cancel the Key Employee’s or Director’s right to exercise his or her Stock Appreciation Right with respect to such share. A Stock Appreciation Right which is granted as part of an Option shall be exercisable only while the related Option is exercisable. The Option Agreement shall set forth such other terms and conditions for the exercise of the Stock Appreciation Right as the Committee deems appropriate under the circumstances.

(iii) Exercise. A Stock Appreciation Right shall be exercisable only when the Fair Market Value of a share of Stock on which the right to appreciation is based exceeds the SAR Value for such share, and the payment due on exercise shall be based on such excess with respect to the number of shares of Stock to which the exercise relates. A Key Employee or Director upon the exercise of his or her Stock Appreciation Right shall receive a payment from Vaccinex in cash or in Stock issued under this Plan, or in a combination of cash and Stock, and the number of shares of Stock issued shall be based on the Fair Market Value of a share of Stock on the date the Stock Appreciation Right is exercised. The Committee acting in its absolute discretion shall have the right to determine the form and time of any payment under this Section 10.

SECTION 11

STOCK GRANTS

The Committee acting in its absolute discretion shall have the right to make Stock Grants to Key Employees and to Directors. Each Stock Grant shall be evidenced by a Stock Grant Certificate, and each Stock Grant Certificate shall set forth the conditions, if any, under which Stock will be issued under the Stock Grant and the conditions under which the Key Employee’s or Director’s interest in any Stock which has been issued will become non-forfeitable.

(a)	Conditions.

(i) Conditions to issuance of Stock. The Committee acting in its absolute discretion may make the issuance of Stock under a Stock Grant subject to the satisfaction of one, or more than one, condition which the Committee deems appropriate under the circumstances for Key Employees or Directors generally or for a Key Employee or a Director in particular, and the related Stock Grant Certificate shall set forth each such condition and the deadline for satisfying each such condition. Stock subject to a Stock Grant shall be issued in the name of a Key Employee or Director only after each such condition, if any, has been timely satisfied, and any Stock which is so issued shall be held by Vaccinex pending the satisfaction of the forfeiture conditions, if any, under Section 11(a)(ii) for the related Stock Grant.

(ii) Forfeiture Conditions. The Committee acting in its absolute discretion may make Stock issued in the name of a Key Employee or Director subject to one, or more than one, objective employment,

performance or other forfeiture condition that the Committee acting in its absolute discretion deems appropriate under the circumstances for Key Employees or Directors generally or for a Key Employee or a Director in particular, and the related Stock Grant Certificate shall set forth each such forfeiture condition, if any, and the deadline, if any, for satisfying each such forfeiture condition. A Key Employee’s or a Director’s non-forfeitable interest in the shares of Stock underlying a Stock Grant shall depend on the extent to which he or she timely satisfies each such condition. Each share of Stock underlying a Stock Grant shall be unavailable under Section 3 after such grant is effective unless such share thereafter is forfeited as a result of a failure to timely satisfy a forfeiture condition, in which event such share of Stock shall again become available under Section 3 as of the date of such forfeiture.

(iii) Dividends and Voting Rights. If a cash dividend is paid on a share of Stock after such Stock has been issued under a Stock Grant but before the first date that a Key Employee’s or a Director’s interest in such Stock (1) is forfeited completely or (2) becomes completely non-forfeitable, Vaccinex shall pay such cash dividend directly to such Key Employee or Director. If a Stock dividend is paid on such a share of Stock during such period, such Stock dividend shall be treated as part of the related Stock Grant, and a Key Employee’s or a Director’s interest in such Stock dividend shall be forfeited or shall become non-forfeitable at the same time as the Stock with respect to which the Stock dividend was paid is forfeited or becomes non-forfeitable. The disposition of each other form of dividend which is declared on such a share of Stock during such period shall be made in accordance with such rules as the Committee shall adopt with respect to each such dividend. A Key Employee or a Director also shall have the right to vote the Stock issued under his or her Stock Grant during such period.

(iv) Satisfaction of Forfeiture Conditions. A share of Stock shall cease to be subject to a Stock Grant at such time as a Key Employee’s or a Director’s interest in such Stock becomes non-forfeitable under this Plan, and the certificate representing such share shall be transferred to the Key Employee or Director as soon as practicable thereafter.

SECTION 12

NONTRANSFERABILITY

No Option, Stock Grant or Stock Appreciation Right shall (absent the Committee’s consent) be transferable by a Key Employee or Director other than by will or by the laws of descent and distribution, and any Option or Stock Appreciation Right shall (absent the Committee’s consent) be exercisable during the lifetime of a Key Employee or Director only by such Key Employee or Director. The person or persons to whom an Option or Stock Grant or Stock Appreciation Right is transferred by will or by the laws of descent and distribution (or with the Committee’s consent) thereafter shall be treated as the Key Employee or Director under this Plan.

SECTION 13

SECURITIES REGISTRATION AND RESTRICTIONS

13.1. Investment Representation. As a condition to the receipt of shares of Stock under this Plan, a Key Employee or a Director shall, if so requested by Vaccinex, agree to hold such shares of Stock for investment and not with a view of resale or distribution to the public and, if so requested by Vaccinex, shall deliver to Vaccinex a written statement satisfactory to Vaccinex to that effect. Furthermore, if so requested by Vaccinex, a Key Employee or Director shall make a written representation to Vaccinex that he or she will not sell or offer for sale any of such Stock unless a registration statement shall be in effect with respect to such Stock under the 1933 Act and any applicable state securities law or he or she shall have furnished to Vaccinex an opinion in form and substance satisfactory to Vaccinex of legal counsel satisfactory to Vaccinex that such registration is not required. Certificates representing the Stock transferred upon the exercise of an Option or Stock Appreciation Right or upon the lapse of the forfeiture conditions, if any, on any Stock Grant may, at the discretion of Vaccinex, bear a legend to the effect that the Key Employee or Director agrees to hold such Stock for investment and not with a view to resale or distribution to the public and that such Stock has not been registered under the 1933 Act or any applicable state securities law and that such Stock cannot be sold or offered for sale in the absence of an effective registration statement as to such Stock under the 1933 Act and any applicable state securities law or an opinion in form and substance satisfactory to Vaccinex of legal counsel satisfactory to Vaccinex that such registration is not required.

13.2. Registration or Qualification of Shares. If the Committee, in its sole discretion, determines that registration or qualification of shares is necessary or desirable, Vaccinex shall, at its expense, take such action as may be required to effect such registration or qualification. However, the Committee is under no obligation to effect any such registration or qualification.

SECTION 14

LIFE OF PLAN

No Option or Stock Appreciation Right shall be granted or Stock Grant made under this Plan on or after the earlier of (a) the tenth anniversary of the effective date of this Plan (as determined under Section 4), in which event this Plan shall continue in effect thereafter until all outstanding Options and Stock Appreciation Rights have been exercised in full or no longer are exercisable and all Stock issued under any Stock Grants under this Plan have been forfeited or have become non-forfeitable, or (b) the date on which all of the Stock reserved under Section 3 has (as a result of the exercise of Options or Stock Appreciation Rights or the satisfaction of the forfeiture conditions, if any, on Stock Grants) been issued or no longer is available for use under this Plan, in which event this Plan also shall terminate on such date.

SECTION 15

ADJUSTMENT

15.1. Adjustment. The number, kind or class (or any combination thereof) of shares of Stock reserved under Section 3, the annual grant caps described in Section 6, the number, kind or class (or any combination thereof) of shares of Stock subject to Options or Stock Appreciation Rights granted under this Plan and the Option Price of such Options and the SAR Value of such Stock Appreciation Rights as well as the number, kind or class (or any combination thereof) of shares of Stock subject to Stock Grants under this Plan shall be adjusted by the Committee in an equitable manner to reflect any change in the capitalization of Vaccinex resulting from a stock dividend or stock split. The Committee as part of any corporate transaction described in § 424(a) of the Code, including, without limitation, stock dividends or stock splits, shall have the right to adjust (in any manner which the Committee in its discretion deems consistent with § 424(a) of the Code) the number, kind or class (or any combination thereof) of shares of Stock reserved under Section 3 and the annual grant caps described in Section 6. Furthermore, the Committee as part of any such corporate transaction described in § 424(a) of the Code shall have the right to adjust (in any manner which the Committee in its discretion deems consistent with § 424(a) of the Code) the number, kind or class (or any combination thereof) of shares of Stock subject to any outstanding Stock Grants under this Plan and any related grant conditions and forfeiture conditions, and the number, kind or class (or any combination thereof) of shares subject to Option and Stock Appreciation Right grants previously made under this Plan and the related Option Price and SAR Value for each such Option and Stock Appreciation Right, and, further, shall have the right (in any manner which the Committee in its discretion deems consistent with § 424(a) of the Code without regard to the annual grant caps described in Section 6) to make any Stock Grants and Option and Stock Appreciation Right grants to effect the assumption of, or the substitution for, stock grants and option and stock appreciation right grants previously made by any other corporation to the extent that such corporate transaction calls for such substitution or assumption of such stock grants and stock option and stock appreciation right grants.

15.2. Fractional Shares. If any adjustment under this Section 15 would create a fractional share of Stock or a right to acquire a fractional share of Stock, such fractional share shall be disregarded and the number of shares of Stock reserved under this Plan and the number subject to any Options or Stock Appreciation Right grants and Stock Grants shall be the next lower number of shares of Stock, rounding all fractions downward. An adjustment made under this Section 15 by the Committee shall be conclusive and binding on all affected persons and, further, shall not constitute an increase in “the number of shares of Stock reserved under Section 3” within the meaning of Section 16.

SECTION 16

AMENDMENT OR TERMINATION

This Plan may be amended by the Board from time to time to the extent that the Board deems necessary or appropriate; provided, however, no amendment shall be made absent the approval of the shareholders of Vaccinex to the extent such approval is required under § 422 of the Code (a) to increase the number of shares of Stock reserved under Section 3 which can be issued upon the exercise of ISOs or (b) to change the class of employees eligible for Options which are ISOs. The Board also may suspend granting Options or Stock Appreciation Rights or making Stock Grants under this Plan at any time and may terminate this Plan at any time; provided, however, the Board shall not have the right unilaterally to modify, amend or cancel any Option or Stock Appreciation Right granted or Stock Grant made before such suspension or termination unless (x) the Key Employee or Director consents in writing to such modification, amendment or cancellation or (y) there is a dissolution or liquidation of Vaccinex or a transaction described in Section 15.

SECTION 17

MISCELLANEOUS

17.1. Company Right to Redeem Options. Every vested Option shall be redeemable, in whole or in part, by Vaccinex at any time, in its discretion. The purchase price for any Option redeemed by Vaccinex shall be the Fair Market Value of the shares of Stock subject to the Option, less the Option Price for the shares of Stock. The purchase price, less any amount of federal and states taxes attributable to the redemption that the Committee, in its discretion, deems necessary or advisable to withhold, shall be paid to Key Employee or Director in cash, by promissory note or in Stock, or in any combination of the foregoing, as determined in the absolute discretion of the Committee.

17.2. Shareholder Rights. No Key Employee or Director shall have any rights as a shareholder of Vaccinex as a result of the grant of an Option or Stock Appreciation Right to him or to her or his or her exercise of such Option or Stock Appreciation Right pending the actual delivery of the Stock subject to such Option or Stock Appreciation Right to such Key Employee or Director. Subject to Section 11(a)(iii), a Key Employee’s or a Director’s rights as a shareholder in the shares of Stock underlying a Stock Grant which is effective shall be set forth in the related Stock Grant Certificate.

17.3. No Contract of Employment. The grant of an Option or Stock Appreciation Right or a Stock Grant to a Key Employee or Director under this Plan shall not constitute a contract of employment or a right to continue to serve on the Board and shall not confer on a Key Employee or Director any rights upon his or her termination of employment or services as a Director in addition to those rights, if any, expressly set forth in the Option Agreement, Stock Appreciation Right Certificate or Stock Grant Certificate.

17.4. Shareholder Agreement. Vaccinex shall have the right to require a Key Employee or Director to enter into such employment, shareholder, buy-sell, right of first refusal or other agreement or agreements that Vaccinex deems appropriate under the circumstances as a condition to the grant or to the exercise of any Option or Stock Appreciation Right or as a condition to a Stock Grant or the issuance of Stock subject to a Stock Grant.

17.5. Withholding. Each Option, Stock Appreciation Right and Stock Grant shall be made subject to the condition that the Key Employee or Director consents to whatever action the Committee directs to satisfy the federal and state tax withholding requirements, if any, that the Committee in its discretion deems applicable to the exercise of such Option or Stock Appreciation Right or the satisfaction of any forfeiture conditions with respect to Stock subject to such Stock Grant. The Committee also shall have the right to provide in an Option Agreement, Stock Appreciation Right Certificate or Stock Grant Certificate that a Key Employee or Director may elect to satisfy federal and state tax withholding requirements through a reduction in the cash or the number of shares of Stock actually transferred to him or to her under this Plan.

17.6. Information Obligation. Prior to the initial public offering of the Stock, to the extent required by applicable law, Vaccinex shall deliver financial statements at least annually to Key Employees who have received Options. This § 17.6 shall not apply to Key Employees whose duties in connection with Vaccinex assure them access to equivalent information.

17.7. Application of Proceed. The proceeds of the sale of shares of Stock by Vaccinex under this Plan will constitute general funds of Vaccinex and may be used for any purpose.

17.8. Liability of Company. Vaccinex, any Parent or any Subsidiary, shall not be liable to a Key Employee or Director as to:

(a)	Non-Issuance of Shares. The non-issuance or sale of shares of Stock as to which Vaccinex has been unable to obtain from any regulatory body having jurisdiction the authority deemed by counsel of Vaccinex to be necessary to the lawful issuance and sale of any shares hereunder.

(b)	Tax Consequences. Any tax consequences expected but not realized by any Key Person or Director due to the exercise of any Option or Stock Appreciation Right or the satisfaction of any forfeiture conditions with respect to Stock subject to a Stock Grant.

17.9. Construction. This Plan shall be construed under the laws of the State of [Delaware]. The headings in this Plan are for convenience of reference purposes only. All references to sections are to sections of this Plan unless otherwise indicated.

17.10. Rule 16b-3. The Committee shall have the right to amend any Option, Stock Appreciation Right or Stock Grant to withhold or otherwise restrict the transfer of any Stock or cash under this Plan to a Key Employee or Director as the Committee deems appropriate in order to satisfy any condition or requirement under Rule 16b-3 to the extent Rule 16 of the 1934 Act might be applicable to such grant or transfer.

17.11. Loans. If approved by the Committee, Vaccinex may lend money to, or guarantee loans made by a third party to, any Key Employee or Director to finance all or a part of the exercise of any Option granted under this Plan or the purchase of any Stock subject to a Stock Grant under this Plan, and the exercise of an Option or the purchase of any such Stock with the proceeds of any such loan shall be treated as an exercise or purchase for cash under this Plan.

17.12. Provision for Income Taxes. The Committee acting in its absolute discretion shall have the power to authorize and direct Vaccinex to pay a cash bonus (or to provide in the terms of an Option Agreement, Stock Appreciation Right Certificate or Stock Grant Certificate for Vaccinex to make such payment) to a Key Employee or Director to pay all, or any portion of, his or her federal, state and local income tax liability which the Committee deems attributable to his or her exercise of an Option or Stock Appreciation Right or his or her interest in the shares of Stock issued under his or her Stock Grant becoming non-forfeitable and, further, to pay any such tax liability attributable to such cash bonus.